Exhibit 5

August 13, 2003

Alcoa Inc.

201 Isabella Street

Pittsburgh, Pennsylvania 15212-5858

Ladies and Gentlemen:

This opinion is furnished in connection with the registration by Alcoa Inc., a Pennsylvania corporation (the “Company”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 17,773,540 shares of common stock, $1.00 par value, of the Company (the “Shares”), for resale by the selling shareholders named in the Registration Statement.

As Assistant General Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus. In giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/S/    DENIS A. DEMBLOWSKI

Denis A. Demblowski

Assistant General Counsel